Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
(PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)
     This Severance Agreement and General Release (the “Agreement”) is between DealerTrack Holdings, Inc. (the “Company” or “we”) and Robert Cox (“Employee” or “you”). The term “Company” includes parents, subsidiaries or related companies, as well as their directors, officers, shareholders, employees, agents, attorneys, and successors.
     WHEREAS, the Company and the Employee have entered into an Amended and Restated Senior Executive Employment Agreement dated as of August 8, 2007 and amended by Amendment No. 1 to Amended and Restated Executive Employment Agreement, dated December 31, 2008 (the “Employment Agreement”); and
     WHEREAS, the Company has elected to terminate Employee’s employment without cause pursuant to the Employment Agreement; and
     WHEREAS, for the consideration specified below, the Employee is willing to execute this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED THAT:
     1. Employee’s last date of employment with the Company shall be March 2, 2009 (the “Termination Date”).
     2. Employee’s employment by the Company shall terminate on the Termination Date. Employee hereby resigns as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates effective as of the Termination Date and confirms that as of the Termination Date he shall not hold any such position with the Company or any of its affiliates. The Company hereby confirms that it and each of its affiliates accepts such resignation effective as of the Termination Date. Employee agrees that following the Termination Date he shall have no consulting relationship with the Company or any of its affiliates. Employee waives any right or claim to reinstatement as an employee of the Company and any affiliate of the Company (if any) by which he was previously employed. On or promptly following (and in all events within 30 days after the Termination Date), the Company agrees to provide Employee with all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than the Severance Benefits expressly provided for in, and subject to the terms of, this Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Employee from the Company and its affiliates after the date of this Agreement shall be determined under this Agreement. Except as otherwise provided in this Agreement, all benefits and perquisites of employment will cease as of the Termination Date.

     3. Subject to the effective execution of the Reaffirmation of Agreement, the Company will pay Employee the following (the “Severance Benefits”):
(a)	On the first regular Company payday that is at least six months following the Termination Date (or, the Employee’s death, if earlier), the Company will pay you the sum of (i) a one-time cash lump sum severance payment, in the amount of Two Hundred Eighty Eight Thousand Five Hundred ($288,500.00) Dollars, representing one year of your base salary; and (ii) an additional one-time cash severance payment in the amount of One Hundred Fifty Nine Thousand Two Hundred Fifty Two ($159,252.00) Dollars, representing seventy five (75%) percent of your target bonus for 2008 plus your target bonus for 2009, pro rated for the number of days worked during the year of termination, each less applicable federal, state, and local legally required deductions (collectively, the “Payments”);and

(b)	the reimbursement of premiums in the amount of One Thousand Four Hundred Eighty Seven ($1,487.00) Dollars per month otherwise payable by Employee pursuant to COBRA for a period of up to twelve (12) months, or until Employee no longer is eligible for COBRA continuation coverage, whichever is earlier, which shall be paid following the Employee’s submission of proof of his payment of such premiums, which proof of payment shall be submitted within 18 months of the Termination Date.

(c)	You shall have no duty to seek other employment and, in the event you secure other employment, sums earned from that employment will not be offset against sums due and/or paid to you hereunder, except as specifically provided in paragraph 3(b) above.
     4. The Company and the Employee agree that as of the Termination Date, following Employee’s effective execution of the Reaffirmation of Agreement, Employee’s options to purchase the Company’s common stock will be vested and exercisable to the extent set forth on Schedule A attached hereto (the “Vested Stock Options”). The Vested Stock Options shall remain exercisable in accordance with their terms until the close of business on March 1, 2011. Additionally, all restrictions shall lapse on the number of shares of restricted common stock set forth on Schedule A attached hereto. Any and all other outstanding equity-based awards, shall be, and hereby are, terminated as of the Termination Date and Employee shall have no further rights with respect thereto or in respect thereof.
     5. Employee agrees that the execution of this Agreement is required by Section 5(d) of the Employment Agreement and that Employee would not otherwise be entitled to the Severance Payments except by executing this Agreement and the Reaffirmation of Agreement. Employee agrees and acknowledges that he is entitled to no other payments or benefits beyond the Termination Date.

     6. Employee acknowledges and agrees that the provisions of Sections 7, 8, 9 and 10 of the Employment Agreement shall survive termination of Employee’s Agreement and are hereby incorporated herein. By way of clarification, paragraph 9(a)(6) of Employee’s Agreement is limited to business operated by the Company at the date of this Agreement.
     7. The parties agree that, other than the sections of the Employment Agreement specifically referred to in this Agreement, they shall have no further obligations under the Employment Agreement.
     8. Release. Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee, Employee’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Company to Employee pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Employee, to the extent that such awards continue after the termination of Employee’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Employee may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Employee may have under COBRA; (5) any rights to payment of benefits that Employee may have under the Company’s Employee’s Deferred Compensation Plan, or a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (6) payment for any unused and accrued paid time off as of the Termination Date; or (7) this Agreement or the enforcement your rights hereunder.. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. The Company represents that it does not have actual knowledge of any existing or potential actions, causes of action, suits or claims whatsoever (upon any legal or equitable theory, whether contractual, in tort, common law, statutory, federal, state, local or otherwise) that it has or may have against you as of the date of this Agreement and acknowledges that you have executed this Severance Agreement and General Release in reliance on that representation.
     9. ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
          (a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
          (b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
          (c) He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
          (d) He was given a copy of this Agreement on January 15, 2009 and informed that he had forty-five (45) days within which to consider the Agreement and that if he wished to execute this Agreement prior to expiration of such 45-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A;
          (e) Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
          (f) He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises his right of revocation, neither the Company nor Employee will have any obligations under this Agreement.
          (g) He acknowledges that if he fails to return an executed copy of this Agreement within 45 days, the Company shall have no obligations under this Agreement.
     10. Employee warrants and represents that Employee has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
     11. Reaffirmation of Agreement. On the Termination Date, the Employee hereby agrees to reaffirm all of his agreements and obligations hereunder as set forth in this Agreement by dating (as of the Termination Date) and executing on the signature spaces provided at the end of this Agreement, pursuant to which the Employee shall have agreed to be bound to all the terms hereunder as of, and applicable to the periods preceding and including, the Termination Date, including, without limitation, his obligations with respect to the Release of Claims pursuant to and in accordance with paragraph 8 of this Agreement (the “Reaffirmation of Agreement”). The Employee further hereby acknowledges and agrees that the Company shall be entitled to, in addition to any legal and/or equitable remedies available to the Company, the remedy of immediate and full recovery from the Employee upon demand by the Company to same of all payments or benefits provided to the Employee, or the withholding by the Company of such payments or benefits, as the case may be, to the extent of, and upon, the Employee’s noncompliance with his requirement to effect the Reaffirmation of Agreement in accordance with this paragraph 11.
     12. You agree that promptly after the Termination Date you will return to the Company any and all identification cards, files, books, records, materials, equipment or documents in your possession that were provided to or obtained by you in connection with your employment.
     13. It is understood and agreed that the you will not talk about, discuss or communicate with anyone, orally or in writing, concerning the matter which is the subject of this Agreement except you may: (i) discuss this Agreement with Employee’s spouse and children, (ii) review this Agreement with Employee’s accountant in connection with the filing of tax returns, (iii) review this Agreement with attorney(s) of your choice, and (iv) truthfully testify under oath pursuant to a subpoena (in which event the subpoenaed party will provide the other with prompt notice of the subpoena).
     14. You agree that you will not directly or indirectly interfere with the orderly business operations of the Company and you will not directly or indirectly make any statement that will or may have the effect of disparaging the Company, or which is or may be derogatory of the Company, or which has or may have an adverse effect on the business or reputation of the Company. The Company agrees to instruct its directors and executive officers to not directly or indirectly make any statement that will or may have the effect of disparaging you, or which is or may be derogatory to you, or which is or may have an adverse effect on your business reputation, and the Company will take reasonable measures to cause its directors and executive officers to not do so.
     15. You represent that you are not aware of any wrongdoing by the Company, or any liability arising therefrom, and you expressly agree that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.
     16. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof, including, without limitation, the Employment Agreement, except for those portions of the Employment Agreement that are expressly referenced in this Agreement. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the Company’s rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Employee was a party or otherwise bound are not integrated into this Agreement and such rights of the Company shall continue in effect.
     17. In the event that Employee fails to abide by any of the terms of this Agreement following written notice of such failure by the Company and a reasonable opportunity to cure, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein.
     18. Employee acknowledges and agrees that the remedy at law available to the Company for breach by Employee of any of Employee’s obligations under this Agreement, including but not limited to Employee’s obligations under paragraphs 6, 13, and 14 of this Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Employee’s violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of a bond.

     19. In any action brought to enforce any of the provisions of this Agreement, the parties irrevocably consent to the jurisdiction of the state and federal courts covering Nassau County, New York.
     20. This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles.
     21. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND THE ACCOMPANING ATTACHMENT; THAT EMPLOYEE HAS HAD AT LEAST 45 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EMPLOYEE HAS CONSULTED WITH AN ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.
     22. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.

DEALERTRACK HOLDINGS, INC.

By:		Dated:

Dated:
ROBERT COX

REAFFIRMATION OF AGREEMENT
(To be Executed by the Employee on the Final Employment Date)
On this Termination Date, March 2, 2009, I hereby agree to be bound to all the terms of this Agreement as of, and applicable to the periods preceding and including, the Termination Date, including, without limitation, my obligations with respect to the Release of Claims pursuant to paragraph 8 of this Agreement.

Dated:
ROBERT COX

Schedule A
Stock Options

		Outstanding
		Exercisable
		as of
Grant		Termination
Date	Grant Price	Date
01/24/2008	$24.500000	34,687
08/08/2007	$38.980000	4,374
02/06/2007	$28.730000	12,000
01/27/2006	$20.680000	25,000
05/26/2005	$12.920000	50,000
08/18/2004	$2.800000	65,000
05/03/2004	$2.800000	9,822
05/03/2004	$2.800000	1,875
05/03/2004	$2.800000	35,000
01/30/2003	$2.800000	18,620
01/16/2002	$3.120000	25,781

		282,159

Restricted Common Stock

Shares
Accelerated as
of
Grant	Termination
Date	Date
08/08/2007	2,500
02/06/2007	6,000
08/02/2006	20,000
01/27/2006	3,000
05/26/2005	2,500

34,000

EXHIBIT A
ACKNOWLEDGEMENT AND WAIVER
I, [       ], hereby acknowledge that I was given 45 days to consider the foregoing Severance Agreement and General Release and voluntarily chose to sign said agreement prior to the expiration of the 45-day period.
I declare under penalty of perjury under the laws of the state of New York, that the foregoing is true and correct.
     EXECUTED this [___] day of [                    , 2009], at [                    ] County, New York.